Exhibit 107

CALCULATION OF FILING FEE TABLES
Form S-1
(Form Type)
Corebridge Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(c)	74,750,000	$16.81	$1,256,547,500	.00011020	$138,472
Total Offering Amounts						$1,256,547,500		$138,472
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$138,472

(1)	Includes shares of our common stock subject to the underwriters’ option to purchase additional shares.
(2)	This amount represents the proposed maximum aggregate offering price of the securities registered hereunder. These figures are estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price shown is the average of the high and low sale prices for the registrant’s common stock on May 31, 2023 as reported on the New York Stock Exchange.